ARTICLES OF AMENDMENT OF THE
                    ARTICLES OF INCORPORATION
                                OF
                      BALANCED LIVING, INC.

          The undersigned President of BALANCED LIVING, INC. (the
"Corporation"), a corporation organized and existing under the laws of the State of Colorado, does hereby certify as follows:

          1.   That the name of the Corporation is BALANCED LIVING, INC.

          2. Article I is being amended to change the name of the Corporation to "Wizzard Software Corporation."

          3. Article V is being amended to change the capitalization of the Corporation's common stock from 50,000,000 shares at a par value of $0.001 per share to 100,000,000 shares at $0.001 par value per share.

          4. This amendment will effect a 1.65 for 1 forward split of the Corporation's 3,467,849 outstanding shares of common stock, to be effective on the filing of this Amendment with the Secretary of State of the State of Colorado. All fractional shares will be rounded up to the nearest whole share.

          5. Accordingly, the text of the Certificate of Incorporation is hereby amended to read as follows:

                            ARTICLE I
                               Name

          The name of this corporation is "WIZZARD SOFTWARE CORPORATION."

                            ARTICLE V
                              Stock

          (a) Common Stock. The aggregate number of shares of common stock which the Corporation shall have authority to issue is 100,000,000 shares at a par value of $0.001 per share. All stock when issued shall be fully paid and non-assessable, shall be of the same class and have the same rights and preferences.

          No holder of shares of common stock of the Corporation shall be entitled, as such, to any pre-emptive or preferential rights to subscribe to any unissued stock or any other securities which the Corporation may now or thereafter be authorized to issue.

          Each share of common stock shall be entitled to one vote at any
stockholders meeting, either in person or by proxy.   Cumulative voting in
elections of Directors and all other matters brought before stockholders meetings, whether they be annual or special, shall not be permitted.

          (b) The provisions of subparagraph (b) regarding preferred stock shall remain in full force and effect.

          6.   The aforesaid Amendments to the Articles of Incorporation
were adopted by the Board of Directors and the majority stockholder by Unanimous Consent of the Board of Directors and Majority Stockholder respectively signed on August 24 and 25, 2000. The majority stockholder's consent was given in accordance with the authority provided in the Articles of
Incorporation.   Of the 3,467,849 shares outstanding, 2,500,000 voted in favor of the amendment, with none voting against and none abstaining.

          IN WITNESS WHEREOF, I, Jeffrey Hardman, President of the Corporation, have subscribed this document and do hereby affirm, under penalty of perjury, that the statements contained herein have been examined by me and are true and correct as of this 1st day of February, 2001.


                                   BALANCED LIVING, INC.

                                   By /s/ Jeffrey Hardman, President